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                                                                      Exhibit 11




                     BED BATH & BEYOND INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS

                                                                       FISCAL YEAR ENDED
                                                                       -----------------

                                                                  MARCH 1, 1997     FEBRUARY 25, 1996
                                                                  -------------     -----------------
Weighted average number of shares outstanding                      68,408,706        67,879,779

Dilutive effect of common equivalent shares
              (stock options) outstanding                           2,146,538         1,532,391
                                                                  -----------       -----------

Weighted average number of shares and dilutive common
              equivalent shares (stock options) outstanding        70,555,244        69,412,170
                                                                  ===========       ===========

Net earnings                                                      $55,015,000       $39,459,000
                                                                  ===========       ===========

Net earnings per share                                            $       .78       $       .57
                                                                  ===========       ===========